Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS FIRST QUARTER OPERATING RESULTS

GROSS PROFIT GENERATED BY ALL FOUR REPORTING SEGMENTS INCREASED COMPARED WITH THE FIRST QUARTER OF 2016

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2017) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce, today reported its operating results for the first quarter of 2017. The Company will host an investor conference call on Thursday, May 11, 2017 at 11:00 a.m. eastern time (EDT) (see details below) to discuss its operating results and other topics of interest.

First Quarter Operating Results

Net income attributable to Consolidated Water Co. Ltd. stockholders for 2017 was $2,631,228 ($0.18 per share on a fully-diluted basis), as compared to $2,054,641 ($0.14 per share on a fully-diluted basis) for 2016. This increase of net income is attributable to higher gross profits generated by all four of our reporting segments.

Total revenues for 2017 increased to $15,677,106 from $14,034,772 in 2016 due to higher revenues for the retail, bulk and manufacturing segments. Gross profit for 2017 was $6,833,568 (44% of total revenues) as compared to $6,177,031 (44% of total revenues) for 2016 as the gross profit for all four segments increased from 2016 to 2017.

Revenues generated by retail water operations were $6,476,604 in 2017 as compared to $5,970,238 in 2016, consistent with the 8% increase in the volume of water sold by the retail segment from 2016 to 2017. The Company attributed this increase in sales volume to severe drought conditions which continued into the first quarter of 2017 in Grand Cayman.

Bulk segment revenues were $7,690,402 and $7,265,293 for 2017 and 2016, respectively. The increase in bulk revenues from 2016 to 2017 is primarily attributable to the Company’s Bahamas operations, which generated approximately $444,000 in incremental revenues due to a significant increase in the prices of diesel fuel and electricity from 2016 to 2017, which increased the energy component of bulk water rates in the Bahamas.

Services segment revenues remained relatively consistent at $130,252 and $180,712 for 2017 and 2016, respectively.

The Company’s manufacturing segment consists of Aerex Industries, Inc. (“Aerex”). The Company acquired its 51% interest in this subsidiary as of February 11, 2016. Consequently, the results of the manufacturing segment for 2017 are not comparable to those reported for 2016, as the 2017 results reflect a full three months of Aerex’s operations whereas the 2016 results reflect Aerex’s operations for the partial period that began on February 11, 2016 and ended on March 31, 2016. Manufacturing revenues were $1,379,848 and $618,529 for 2017 and 2016, respectively.

Retail segment gross profit was $3,792,318 (59% of retail revenues) and $3,340,564 (56% of retail revenues) for 2017 and 2016, respectively. The improvement in retail gross profit as a percentage of revenues from 2016 to 2017 is due principally to the increase in the volume of water sold.

Gross profit for the bulk segment was $2,674,613 and $2,654,969 for 2017 and 2016, respectively. Gross profit for the bulk segment was not favorably impacted by higher sales since these incremental sales represent energy pass through charges to customers and were offset by approximately equal energy expenses. Gross profit as a percentage of bulk revenues was approximately 35% and 37% for 2017 and 2016, respectively. Energy expense for bulk operations was approximately $473,000 more in 2017 than in 2016.

Gross profit (loss) for the services segment was $28,086 and ($16,563) for 2017 and 2016, respectively. The improvement in the services segment’s gross profit from 2016 to 2017 reflects a reduction in employee costs of approximately $90,000.

Manufacturing segment gross profit was $338,551 (25% of manufacturing revenues) and $198,061 (32% of manufacturing revenues) for 2017 and 2016, respectively. Gross profit for 2017 increased in dollars from 2016 due to the incremental revenues.

General and administrative (“G&A”) expenses on a consolidated basis were $4,797,192 and $4,460,986 for 2017 and 2016, respectively. The increase in consolidated G&A expenses from 2016 to 2017 is primarily attributable to the inclusion of Aerex’s G&A expenses for all of 2017 as opposed to the partial period in 2016 that began on February 11, 2016, the date the Company acquired its 51% interest in this subsidiary. Consolidated G&A expenses also increased from 2016 to 2017 due to incremental employee costs for the retail segment of approximately $75,000 arising from base salary increases.

Other income, net for 2017 was $403,379, as compared to $389,557 for 2016. The slight increase in this net component of results of operations reflects an impairment loss recorded for the Company’s equity investment in OC-BVI of ($50,000) in 2016 (an impairment loss for this equity investment was not required in 2017) and an unrealized gain of $165,000 recorded in 2017 to adjust the net liability for the put/call options arising from the Aerex acquisition to fair value.

Management Comments

“Gross profits generated by all four of our reporting segments increased this past quarter compared with the first quarter of 2016 on higher revenues, and in the case of our services segment, lower costs. We are particularly pleased to report that the trend of increased volume sales in our retail segment that started last year is continuing into 2017 and that our retail sales benefited from an 8% volume sales increase this last quarter compared with the first quarter of 2016, which is consistent with the 12% increase in sales volumes we experienced for the full year of 2016”, commented Rick McTaggart, the Company’s Chief Executive Officer.

“Earlier this year, the Government of the Cayman Islands passed new legislation which transferred responsibility for water utility regulation from the Water Authority-Cayman to a new independent, multi-sector regulatory office called OFREG. We are very pleased with this development and expect that this major change in the Islands’ regulatory framework will facilitate the resolution of our water utility license negotiations which have been underway since mid-2008” continued McTaggart.

“In February we submitted proposals to our customer in Baja California, Mexico requesting an increase to the water tariff to compensate for significant changes in foreign exchange rates, lending rates and certain changes in law which have impacted our 100 million gallon per day desalination plant project in Rosarito, Mexico. Discussions regarding these proposals continue and we remain optimistic that a solution will be found that will allow the project to move forward. We are also working to achieve the various conditions precedent in the APP Contract in order to meet our goal of commencing construction of the project in the third quarter of this year”, concluded McTaggart.

Cash Dividends

On May 1, 2017, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on April 3, 2017. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. eastern time (EDT) on Thursday, May 11, 2017 to review the Company’s annual operating results for the first quarter of 2017, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international participants dial 412-317-6709) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. on Thursday, May 11, 2017.

A replay of the conference call will be available one hour after the call through Thursday, May 18, 2017 at 9:00 a.m. EDT by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID # 10107039, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the project under development in Baja California, Mexico, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$36,532,545	$39,254,116
Accounts receivable, net	22,614,301	16,500,798
Inventory	3,450,803	2,305,879
Prepaid expenses and other current assets	1,353,451	1,096,200
Current portion of loans receivable	1,495,831	1,633,588
Costs and estimated earnings in excess of billings	340,890	85,211
Total current assets	65,787,821	60,875,792
Property, plant and equipment, net	52,077,467	53,084,105
Construction in progress	2,383,813	885,494
Inventory, non-current	4,648,972	4,606,088
Loans receivable	1,793,773	2,135,428
Investment in OC-BVI	2,987,371	4,086,630
Intangible assets, net	4,820,078	5,195,476
Goodwill	9,784,248	9,784,248
Land held for development	20,558,424	20,558,424
Other assets	2,341,156	2,392,843
Total assets	$167,183,123	$163,604,528

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,414,306	$4,898,908
Dividends payable	1,188,858	1,187,214
Notes payable to related party	882,000	490,000
Billings in excess of costs and estimated earnings	1,470,978	102,966
Total current liabilities	8,956,142	6,679,088
Deferred tax liability	1,775,544	1,915,241
Other liabilities	739,827	904,827
Total liabilities	11,471,513	9,499,156
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 35,225 and 35,225 shares, respectively	21,135	21,135
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,889,497 and 14,871,664 shares, respectively	8,933,698	8,922,998
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	85,755,874	85,621,033
Retained earnings	53,101,810	51,589,337
Cumulative translation adjustment	(549,555)	(549,555)
Total Consolidated Water Co. Ltd. stockholders' equity	147,262,962	145,604,948
Non-controlling interests	8,448,648	8,500,424
Total equity	155,711,610	154,105,372
Total liabilities and equity	$167,183,123	$163,604,528

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Retail revenues	$6,476,604	$5,970,238
Bulk revenues	7,690,402	7,265,293
Services revenues	130,252	180,712
Manufacturing revenues	1,379,848	618,529
Total revenues	15,677,106	14,034,772

Cost of retail revenues	2,684,286	2,629,674
Cost of bulk revenues	5,015,789	4,610,324
Cost of services revenues	102,166	197,275
Cost of manufacturing revenues	1,041,297	420,468
Total cost of revenues	8,843,538	7,857,741
Gross profit	6,833,568	6,177,031
General and administrative expenses	4,797,192	4,460,986
Income from operations	2,036,376	1,716,045

Other income (expense):
Interest income	122,191	216,835
Interest expense	(2,223)	(64,046)
Profit sharing income from OC-BVI	10,125	34,425
Equity in earnings of OC-BVI	26,866	45,364
Impairment loss on investment in OC-BVI	-	(50,000)
Unrealized gain on put/call options	165,000	-
Other	81,420	206,979
Other income, net	403,379	389,557
Income before income taxes	2,439,755	2,105,602
Provision for (benefit from) income taxes	(139,697)	(73,269)
Net income	2,579,452	2,178,871
Income (loss) attributable to non-controlling interests	(51,776)	124,230
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,631,228	$2,054,641

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.18	$0.14
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.18	$0.14
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,871,862	14,783,380
Diluted earnings per share	15,035,219	14,864,125

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Net income	$2,579,452	$2,178,871
Other comprehensive income (loss)
Foreign currency translation adjustment	-	(3,175)
Total other comprehensive income (loss)	-	(3,175)
Comprehensive income	2,579,452	2,175,696
Comprehensive income (loss) attributable to non-controlling interests	(51,776)	124,071
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$2,631,228	$2,051,625